                                                                     EXHIBIT 3.3

                                                               FILED
                                                         99 MAY 24 PM 3:16
                                                        SECRETARY OF STATE
                                                       TALLAHASSEE, FLORIDA


                               ARTICLES OF MERGER


         The following articles of merger are being submitted in accordance with
Section 607.1105 of the Florida Statutes.

FIRST:

         Whirlwind Ventures, Inc., a Florida corporation, and Direct III Marketing, Inc., a Delaware corporation, have duly adopted the following Plan of
Merger:

                                 PLAN OF MERGER

         1. Names of the Parties. Whirlwind Ventures, Inc., a Florida corporation ("Parent"), shall be merged with and into Direct III Marketing, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Subsidiary").

         2. The Merger. Upon the filing of Articles of Merger with the Florida Department of State and the filing of a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware (the "Effective Time"), Parent shall cease to exist and Subsidiary shall be the surviving corporation, assuming all obligations and obtaining all rights of Parent.

         3. Conversion of Capital Stock. At the Effective Time, each issued and outstanding share of Parent's capital stock will constitute and will be exchangeable for one equivalent share of Subsidiary's capital stock. Subsidiary shall issue one share of its capital stock to the holders of each share of Parent's capital stock upon the surrender of any certificates therefor to Subsidiary. The ten shares of common stock issued by Subsidiary to Parent prior to the Effective Time, representing all of the issued and outstanding common stock of Subsidiary prior to the Effective Time, shall be canceled at the Effective Time.

SECOND:

         This Plan of Merger was adopted by the Board of Directors of Parent on May 19, 1999, the shareholders of Parent on May 20, 1999 and the Board of Directors of Subsidiary on May 19, 1999.

         IN WITNESS WHEREOF, the undersigned have executed these Articles of Merger as of this 21st day of May, 1999.

Whirlwind Ventures, Inc.            Direct III Marketing, Inc.

By:  /s/ Stephen P. Harrington      By: /s/ Robert deRose
    ----------------------------        ------------------
    Stephen P. Harrington               Robert deRose
    President and Sole Director         President, Chief Executive Officer
                                        and Chairman of the Board of Directors

THIS NOTE HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER REGULATORY AUTHORITY. THIS NOTE IS BEING OFFERED PURSUANT TO EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF FEDERAL AND STATE SECURITIES LAW AND CANNOT BE RESOLD OR OTHERWISE TRANSFERRED UNLESS IT IS SUBSEQUENTLY REGISTERED UNDER SUCH LAWS OR UNLESS EXEMPTIONS FROM REGISTRATION ARE AVAILABLE. NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER GOVERNMENTAL AGENCY HAS PASSED ON, RECOMMENDED, OR ENDORSED THE MERITS OF THIS NOTE.



                                 PROMISSORY NOTE

$200,000                                                     September 30, 1999

         FOR VALUE RECEIVED AND INTENDING TO BE LEGALLY BOUND HEREBY, Direct III Marketing, Inc., a Delaware corporation having its principal executive office at 12760 High Bluff Drive, Suite 210, San Diego, California 92130 (hereinafter referred to, and obligated as, "Borrower"), promises to pay to the order of Salvatore Asaro ("Lender"), the principal sum of Two Hundred Thousand Dollars ($200,000), together with interest as set forth below, until the date on which the principal amount is paid in full, payable in lawful money of the United States of America in accordance with the terms of this Promissory Note (the "Note").

         1. Maturity Date. The Note shall have a Maturity Date (the "Maturity Date") of, and the outstanding principal amount hereunder and all interest accrued hereon shall be payable on, the earlier of: (a) May 15, 2000; or (b) the date on which Borrower receives the proceeds of equity financing in an aggregate sum of One Million ($1,000,000.00) Dollars or more.

         2. Interest.

         (a) During the period beginning on the date hereof and ending on the Maturity Date, interest shall accrue daily on the outstanding principal amount hereunder at the simple rate of interest of twelve (12%) percent per annum.

         (b) Interest shall be calculated hereunder for the actual number of days that the principal is outstanding, based on a three hundred sixty (360) day year.

         3. Payment. No payments of principal or accrued interest shall be due on the Note until the Maturity Date.

         4. Prepayments. The Borrower may prepay any or all of the principal indebtedness evidenced by this Note at any time prior to the Maturity Date, without penalty or premium.

         5. Security. The indebtedness evidenced by this Note will be unsecured.

         6. [Omitted].

         7. Lender's Rights Upon Default.

         Each of the following events shall constitute an "Event of Default" and, upon the occurrence thereof, Lender shall have the option, without the necessity of giving any prior written notice to Borrower, (i) to accelerate the maturity of this Note and all amounts payable hereunder and demand immediate payment thereof and (ii) to exercise all of Lender's rights and remedies under this Note or otherwise available at law or in equity:

            (a) Borrower shall fail to pay the principal amount of this Note or accrued interest thereon on the Maturity Date;

            (b) Borrower shall default in its obligations under that certain Stock Purchase Warrant of even date herewith executed and delivered by Borrower to Lender;

            (c) Borrower shall admit an inability to pay its debts as they mature, or shall make a general assignment for the benefit of any of its or their creditors;

            (d) Proceedings in bankruptcy, or for reorganization of Borrower for the readjustment of any of its or their debts, under the United States Bankruptcy Code, as amended, or any part thereof, or under any other laws, whether state or federal, for the relief of debtors, now or hereafter existing, shall be commenced by Borrower or shall be commenced against Borrower and shall not be dismissed within sixty (60) days of their commencement;

            (e) A receiver or trustee shall be appointed for Borrower or for any substantial part of its assets, or any proceedings shall be instituted for the dissolution or the full or partial liquidation of Borrower, and if such appointment or proceedings are involuntary, such receiver or trustee shall not be discharged within sixty (60) days of appointment, or such proceedings shall not be discharged within sixty (60) days of their commencement, or Borrower shall discontinue its business(es) or materially change the nature of its business(es); or

            (f) Borrower shall suffer any final judgment for the payment of money in excess of Five Hundred Thousand ($500,000.00) Dollars and the same shall not be discharged or stayed within a period of thirty (30) days from the date of entry thereof.

         8. Application of Funds. All sums realized by Lender on account of this Note, from whatever source received, shall be applied first to any fees, costs and expenses (including attorney's fees) incurred by Lender, second to accrued and unpaid interest, and then to principal.

         9. Attorney's Fees and Costs. In the event that Lender engages an attorney to represent it in connection with (a) any default by Borrower under this Note, (b) the enforcement of any of Lender's rights and remedies hereunder,
(c) any bankruptcy or other insolvency proceedings commenced by or against Borrower and/or (d) any actual litigation arising out of or related to any of the foregoing, then Borrower shall be liable to and shall reimburse Lender on demand for all reasonable attorneys' fees, costs and expenses incurred by Lender in connection with any of the foregoing, provided a final and unappealable judgment in favor of Lender has been issued in connection therewith.

         10. Governing Law. This Note is made and delivered in the State of Delaware and shall be construed and enforced in accordance with and governed by the internal laws of the State of Delaware without regard to conflicts of laws principles. Borrower agrees to the exclusive jurisdiction of the federal and state courts located in the State of Delaware in connection with any matter arising hereunder, including the collection and enforcement of this Note.

         11. Stock Purchase Warrant and Common Stock. This Note is being issued as part of a unit investment that also includes the issuance to Lender of Twenty-five Thousand (25,000) shares of Borrower's voting common stock, par value $.001 per share, and a Stock Purchase Warrant entitling Lender to purchase an additional Twenty-five Thousand (25,000) shares of such common stock.

         12. Miscellaneous.

            (a) Borrower hereby waives protest, notice of protest, presentment, dishonor, notice of dishonor and demand. To the extent permitted by law, Borrower hereby waives and releases all errors, defects and imperfections in any proceedings instituted by Lender under the terms of this Note.

            (b) The rights and privileges of Lender under this Note shall inure to the benefit of its successors and assigns. All representations, warranties and agreements of Borrower made in connection with this Note shall bind Borrower's successors and assigns.

            (c) If any provision of this Note shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, but this Note shall be construed as if such invalid or unenforceable provision had never been contained herein.

            (d) The waiver of any Event of Default or the failure of Lender to exercise any right or remedy to which it may be entitled shall not be deemed to be a waiver of any subsequent Event of Default or of Lender's or Lender's right to exercise that or any other right or remedy to which Lender is entitled.

            (e) The rights and remedies of Lender under this Note shall be in addition to any other rights and remedies available to Lender at law or in equity, all of which may be exercised singly or concurrently.

            (f) Lender shall have the right, without the prior consent of Borrower, to assign all of Lender's rights and obligations hereunder.

         IN WITNESS WHEREOF, Borrower has duly executed this Promissory Note the day and year first above written and has hereunto set hand and seal.


                                        DIRECT III MARKETING, INC.


                                        By: /s/ Robert deRose
                                            -------------------------------
                                            Robert deRose, President